QUARTERLY UPDATE

BRIGHT FUTURE

LANB introduced EMV Chip Credit Cards in order to enhance our safety and technology services.
Dear Fellow Shareholders,
This is my third quarterly update since our January 22, 2015 Shareholder Meeting. Last year we took important steps to resolve issues related to the manner which the Bank responded to the financial crisis and the "Great Recession." We have endured many challenges and have embraced the opportunity to correct the problems of the past.  Today we are focused on the future and look forward to implementing positive change to our banking operations.

New growth and possibilities are on the horizon.  In order to provide the latest banking and payment technology to our existing and future customers, we have partnered with FIS, a global leader in banking and payments technology. In selecting a partner, we engaged a proven technology company to improve our internal computing network (Core) operating system and ensure the safety of our operations.  In addition, the new software will expand our online and mobile banking capabilities and enhance our customer service.  This partnership will increase efficiency and allow us to better perform in a competitive marketplace.  It is scheduled to launch in July of 2016.
The introduction of EMV Chip Cards has been another important step toward improving the safety of our products and the technology offered to customers. EMV chip card transactions improve security against fraud by storing their data on integrated circuits rather than magnetic stripes.  EMV Chip credit cards are currently available and we plan to incorporate the technology to debit cards in due course.
Leslie Nathanson Juris is the newest member to our Board.  Leslie is the Founder and Managing Director of Nathanson/Juris Consulting which advises corporate executives on issues of strategy, leadership, organizational and personal performance. Her extensive experience and energetic engagement adds to the quality and diversity of our corporate governance.
In the third quarter of 2015, LANB continued to contribute to the communities we serve in positive ways. In Albuquerque, we sponsored the Popejoy Hall Schooltime Series, an important program that promotes education through the arts for students from all grades. We supported our Santa Fe market by sponsoring the Food Depot's annual "Souper Bowl" fundraising event.  And we closed out the year with our annual holiday luncheon at the Los Alamos Senior Center, serving over three hundred meals to our friends and neighbors. Rod Pittman, our Chief Administrative Officer, added to this year's event with a live musical performance on the saxophone and clarinet.  These are just a few examples of our commitment to giving back.  We all succeed when the communities we serve are healthy and strong.
We are in the process of finalizing our 2014 financial statements.  We look forward to sharing additional information on this topic as soon as the results are available.
I am confident that LANB has a bright future, and with your continued support, I look forward to leading LANB on a path toward success.
Sincerely,
John S. Gulas
President and CEO Trinity Capital Corporation

LANB sponsors the Popejoy Schooltime series in Albuquerque.
Chief Administrative Officer, Rod Pittman playing the saxophone at the annual LANB Senior Center Luncheon in Los Alamos.